Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of July 15th, 2020, between Cardiff Lexington Corporation, a Florida corporation (together with its subsidiaries, the “Company”) and Daniel R. Thompson, a resident of the State of Nevada (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to be employed by the Company, on the terms and conditions provided below; and

WHEREAS, this Agreement shall govern the employment relationship between Executive and the Company and supersedes all previous agreements and understandings with respect to such employment relationship.

The parties agree as follows:

1.             ENGAGEMENT.

The Company agrees to employ the Executive, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement, unless and until such employment shall have been terminated as provided in this Agreement.

2.             TITLE AND DUTIES.

During his employment by the Company, the Executive shall render his services as Chairman of the Company, reporting only to the Board of Directors (“Board”), shall perform duties consistent with this position as the Board shall request, shall abide by Company policies in effect from time to time, and shall devote the majority of his business time and best efforts to his duties hereunder and the business and affairs of the Company (except during vacation periods and periods of illness or other incapacity). The Executive may engage in such other pursuits, including, without limitation, personal legal and personal financial affairs, as shall not interfere with the proper performance of his duties and obligations hereunder, provided the Executive shall not serve on any other board of directors of a public or private “for profit” company without the prior consent of the Board. Executive will be based at the Company’s principal headquarters facility currently located in Fort Lauderdale, Florida, subject to customary travel and business requirements. Executive may alternatively choose to work remotely as conditions permit or at other Company facilities. While the Executive is employed as Chairman under this Agreement, the Board shall nominate the Executive as a member of the Board at each annual stockholders’ meeting during the term, including any extension thereof. Executive shall serve on the Board without additional compensation.

3.             TERM.

(a)            This Agreement shall commence as of July 15th, 2020 (the “Effective Date”) and shall continue in effect up through and including the last day of the Company’s 2025 fiscal year (currently expected to be on or about December 31, 2025); provided that the term of this Agreement shall automatically be extended for additional successive one (1) year renewal terms unless at least three (3) months prior to the expiration of the then current term, the Company or the Executive shall have given written notice to the other party that this Agreement shall not be extended beyond the then current term.

(b)           It is acknowledged and agreed that if this Agreement is not renewed by the Company pursuant to Section 3(a) above, and not as a result of Executive’s death, Disability, or Cause pursuant to Section 6(a) or 6(b) below, such non-renewal by the Company will be deemed a termination without Cause pursuant to Section 6(c) or 6(d) below (as applicable). In the event that Executive’s employment with the Company ceases at the end of any term because Executive (and not the Company) has given a non-renewal notice set forth in Section 3(a) above, and not as a result of the occurrence of Good Reason pursuant to Section 6(c) or 6(d) below, then such termination of employment shall be treated as a voluntary termination by Executive without Good Reason.

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4.             COMPENSATION.

(a)            Base Salary. Executive’s base salary as it may be increased from time to time (“Base Salary”) shall be paid in accordance with the Company’s normal payroll practices in effect from time to time. Executive’s Base Salary shall initially be $360,000 per annum. Base Salary may be increased during the term but may not be decreased, and the Board or the Compensation Committee of the Board (the “Compensation Committee”) shall consider, on an annual basis, the nature, extent and advisability, if any, of an increase in the Executive’s Base Salary.

(a)	Employee acknowledges that Company continues as a start-up business and may not be in a position to pay Employee their full monthly salary until Company financially stable. Any difference in monthly salary will be accrued and owing to Employee or at the option of Employee converted to Preferred Shares.

i.	As of the date of this Agreement, it is agreed and acknowledged by the Company and the Executive, that the Executive has accrued and is owed and entitled to $727,500 of outstanding salary ($117,500 from 2017, $200,000 from 2018, $325,000 from 2019 and $85,000 from 2020.

(b)           Annual Incentive Bonus. For each fiscal year of the Company that ends during the term, Executive will be eligible to participate in the Company’s annual incentive plan established and developed by the Compensation Committee, as it may then be in effect (the “AIP”). Executive’s target annual bonus opportunity (“Target Bonus”) will be $200,000 which Target Bonus may be increased but not decreased from time to time in the Board’s sole discretion. Annual incentive payments will be based on achievement against goals established for the senior executive officer group including Executive by the Board, in consultation with Executive.

(c)            Executive Stock Based Incentive Plan.

(i)             General. The Executive shall be eligible to participate in and receive such equity incentive compensation as may be granted by the Board from time to time pursuant to the Company’s Executive Stock Based Incentive Plan as such plan may then be in effect and as it may be amended or superseded from time to time (the “Equity Plan”) and any other long-term incentive plan for senior Company executives that the Board or Compensation Committee may adopt in consultation with Executive.

(d)           Other. Future annual-cycle equity awards (which may include performance conditions) to be granted to Executive under the Equity Plan will be determined by the Board in its discretion but will be on a basis at least as favorable to the Executive as the annual equity grants being made at the same time to the other senior executives of the Company (excluding for this purpose any special one-off grants for retention, promotion, hiring or other unique purposes).

(e)            Retention Equity Award. As of the Effective Date, and each seceding Anniversary of the Effective date the Company shall annually grant to the Executive One Million Preferred I Share Class restricted shares of the Company preferred stock (the “Restricted Stock”) conditioned upon the Executive’s continuing employment, except as otherwise provided herein, and subject to such other terms and conditions set forth in the Plan and the award agreement memorializing the Restricted Stock. Each installment of the Restricted Preferred I Stock shall vest in one installment six months after the issue date of each annual grant.

5.             BENEFITS.

(a)            Vacation and Other Benefits. The Executive shall be entitled to not less than 6 weeks of paid vacation each year of his employment hereunder, as well as to such other employment benefits extended or provided to executives of comparable status, including, but not limited to, payment or reimbursement of all reasonable, ordinary, and necessary business expenses incurred by the Executive in the performance of his responsibilities and the promotion of the Company’s businesses, including, without limitation, first-class air travel and lodging, an automobile and related expenses not to exceed $1,200 per month, cellular phone charges, club memberships and dues, and reasonable travel expenses of the Executive’s spouse when accompanying him on business-related trips. The Executive shall submit to the Company monthly statements of all expenses so incurred. The Company shall reimburse Executive the full amount of any such expenses advanced by him in the ordinary course of business. Unused paid time off benefits shall accrue from year to year.

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6.             TERMINATION OF EMPLOYMENT.

The employment of the Executive hereunder may be terminated by the Company at any time, subject to the company providing the compensation and benefits in accordance with the terms of this Section 6, which shall constitute the Executive’s sole and exclusive remedy and legal recourse upon any such termination of employment (and the Executive hereby waives and releases any and all other claims against the Company and its parent entities, affiliates, officers, directors and employees in such event).

(a)            Termination Due To Death Or Disability. In the event of the Executive’s death, Executive’s employment shall automatically cease and terminate ‘as of the date of death. If Executive becomes Disabled, the Company may terminate Executive’s employment upon thirty (30) days written notice to Executive. For purposes of this Agreement, the terms “Disabled” or “Disability” means Executive’s inability, because of physical or mental illness or injury, substantially to perform his duties hereunder as a result of physical incapacity for a continuous period of at least four (4) months, and any dispute as to the Executive’s incapacitation shall be resolved by an independent physician selected by the Board and reasonably acceptable to the Executive, whose determination shall be final and binding upon both the Executive and the Company. In the event of the termination of employment due to Executive’s death or Disability, Executive or his estate or legal representatives shall be entitled to receive:

(i)             payment for all accrued but unpaid Base Salary as of the date of Executive’s termination of employment;

(ii)            reimbursement for expenses incurred by the Executive pursuant to Sections 5 hereof up to and including the date on which employment is terminated;

(iii)          any earned benefits to which the Executive may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans (with the payments described in subsections (i) through (iii) above collectively called the “Accrued Payments”);

(iv)           any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;

(v)            if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days) determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year; and

(b)           Termination For Cause. The Company may, by providing written notice to Executive, terminate Executive’s employment for Cause. The term “Cause” for purpose of this Agreement shall mean:

(i)             Executive’s conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal law or state law; or

(ii)            fraudulent conduct by Executive in connection with the business affairs of the Company; or

(iii)           theft, embezzlement, or other criminal misappropriation of funds by Executive (other than good faith expense account disputes or de minimis amounts); or

(iv)           Executive’s willful refusal to materially perform his executive duties hereunder; or

(v)            Executive’s willful misconduct, which has, or would have if generally known, a materially adverse effect on the business or reputation of the Company; or

(vi)           The Executive’s willful breach of any material employment policy of the Company, including, but not limited to, conduct relating to falsification of business records, violation of the Company’s Code of Business Conduct and Ethics, harassment, creation of a hostile work environment, excessive absenteeism, insubordination, violation of the Company’s policy on drug and alcohol use, or violent acts or threats of violence; or

(vii)          Executive’s material breach of a covenant, representation, warranty or obligation of Executive under this Agreement.

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For purposes of this Section 6(b), an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company.

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until Executive has been given written notice detailing the specific event constituting such Cause and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure), and, if such event is not curable or is not cured, an opportunity to appear before the Board (with legal counsel if so requested in writing by Executive) to discuss the specific circumstances alleged to give rise to the Cause event. Subject to Executive’s right to cure and/or appear before the Board, if Executive’s employment is terminated for Cause, the termination shall take effect on the effective date of such termination as specified in the written notice of such termination delivered to Executive.

In the event of the termination of Executive’s employment hereunder by the Company for Cause, then Executive shall be entitled to receive payment of the Accrued Payments.

If the Company attempts to terminate Executive’s employment pursuant to this Section 6(b) and it is ultimately determined that the Company lacked Cause, the provisions of Section 6(c) or Section 6(d) (as applicable) shall apply and Executive shall be entitled to receive the payments set forth under Section 6(c) or Section 6(d) (as applicable).

(c)            Termination without Cause or for Good Reason. The Company may terminate Executive’s employment hereunder without Cause at any time, by providing Executive 30 days’ prior written notice of such termination. Such notice shall specify the effective date of the termination of Executive’s employment. The Executive may terminate his employment for Good Reason by providing 30 days’ prior written notice to the Company. In the event of the termination of Executive’s employment under this Section 6(c) without Cause or by the Executive for Good Reason, in each case prior to or more than 12 months following a Change-in-Control (as defined in the Company’s Equity Plan), then Executive shall be entitled to:

(i)             payment of the Accrued Payments;

(ii)            a separation allowance, payable in equal installments in accordance with normal payroll practices over a 12-month period beginning immediately following the date of termination, equal to one (1) times the sum of (x) Executive’s then Base Salary and (y) the Executive’s then Target Bonus;

(iii)           any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;

(iv)           if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by total the annual business days) determined and paid based on actual performance achieved for such fiscal year against the performance goals for that fiscal year;

(v)            the Company shall arrange for the Executive to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions as in effect for the Executive (including any required contribution) immediately prior to such termination, in the medical, dental, disability and life insurance programs provided to the Executive pursuant to Section 5(a) hereof until the earlier of (i) the end of the 12 month period beginning on the effective date of the termination of Executive’s employment hereunder, or (ii) such time as the Executive is eligible to be covered by comparable benefit(s) of a subsequent employer. The foregoing of this Section 6(c)(v) is referred to as “Benefits Continuation”. The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any benefit or other welfare plans, programs, or arrangements of another employer;

(vi)           all of Executive’s then-outstanding equity awards in any Equity Plan or the Retention Equity Award will vest in full.

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For purposes of this Agreement, the term “Good Reason” means, without Executive’s written consent:

(i)             a reduction by the Company in Executive’s Base Salary or Target Bonus as in effect from time to time; or

(ii)           the Board materially reduces (including as a result of any co-sharing of responsibilities arrangement), other than during any period of illness or incapacity, Executive’s authority, responsibilities. or duties such that Executive no longer has the title of, or serves or functions as the Chief Executive Officer of the Company (provided that it is understood that a Change-in-Control or going private event will not constitute Good Reason); or

(iii)           failure of the Board to nominate Executive for election to the Board of Directors at an annual meeting of shareholders or failure of the Executive to have been elected by the shareholders to the Board at any time (in each case other than solely due to any future stock exchange or other legal requirement prohibiting management directors); or

(iv)           the Company requiring Executive to be based at a location in excess of fifty (50) miles from the location of the Company’s principal executive office as of the effective date of this Agreement, except for required travel on Company business; or

(v)           the Company fails to obtain the written assumption of its obligations under this Agreement by a successor not later than the consummation of a merger, consolidation or sale of the Company; or

(vi)          a material breach by the Company of its obligations under this Agreement, which, in each of subsections (i) through (vi) above, is not remedied by the Company within 30 days of receipt of written notice of such event or breach delivered by Executive to the Company; provided, that the Executive may only exercise his right to terminate this Agreement for Good Reason within the 60 day period immediately following the occurrence of any of the events described in subsections (i) through (vi) above.

(d)            Termination of Employment without Cause or for Good Reason following a Change-in-Control. If the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason in each case within 12 months following a Change-in-Control (as defined in the Company’s Equity Plan), the Company will provide to Executive:

(i)             payment of the Accrued Payments;

(ii)            a lump sum separation allowance equal to two (2) times the sum of (x) Executive’s then Base Salary and (y) Executive’s then Target Bonus;

(iii)           any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;

(iv)           if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days) determined and paid based on actual performance achieved for such fiscal year against the performance goals for that fiscal year;

(v)           Benefit Continuation until the earlier of 24 months after termination of employment or such time as Executive is eligible to be covered by comparable benefit(s) of a subsequent employer. The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any benefit or other welfare plans, programs, or arrangements of another employer;

(vi)          all of Executive’s then-outstanding equity awards in any Equity Plan or the Retention Equity Award will vest in full.

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(e)            Voluntary Termination by the Executive without Good Reason. In the event Executive terminates his employment without Good Reason, he shall provide 90 days’ prior written notice of such termination to the Company. Upon such voluntary termination, the Executive will be entitled to the Accrued Payments. Without limiting all other rights and remedies of the Company under this Agreement, a termination of employment by the Executive without Good Reason will not constitute a breach by the Executive of this Agreement.

(f)            Resignation from all Boards. Upon any termination or cessation of Executive’s employment with the Company, for any reason, Executive agrees immediately to resign, and any notice of termination or actual termination or cessation of employment shall act automatically to effect such resignation, from any position on the Board and on any board of directors of any subsidiary or affiliate of the Company.

(g)           Release of Claims as Condition. The Company’s obligation to pay the separation allowance and provide all other benefits and rights referred to in this Section 6 and in Sections 4(d) and 4€above shall be conditioned upon the Executive having delivered to the Company an executed full and unconditional release (that is not subject to revocation) of claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries, officers, employees, directors, agents and representatives satisfactory in form and content to the Company’s counsel.

(h)            No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment.

7.             INDEMNIFICATION.

(a)           Provided that the Executive has not been terminated for “Cause” as defined herein, the Company shall indemnify, defend and hold the Executive harmless, to the maximum extent permitted by law, against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by the Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that the Executive is or was an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company. Each of the parties hereto shall give prompt notice to the other of any action or proceeding from which the Company is obligated to indemnify, defend, and hold harmless the Executive of which it or he (as the case may be) gains knowledge.

(b)            The Company agrees that the Executive shall be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies.

8.             ENFORCEABILITY.

It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.

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9.             ASSIGNMENT.

This Agreement is personal in nature to the Company and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale, or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees).

10.           PROTECTIVE COVENANTS.

(a)            Business Opportunities. The Executive agrees that so long as he is employed by the Company or any of its subsidiaries or is bound by a non-compete obligation in favor of the Company or any of its subsidiaries, he shall (i) refer to the Company all investment, acquisition, licensing or similar opportunities that involve a Competing Business (as defined below) or otherwise reasonably relate to the actual or anticipated business activities of the Company or its subsidiaries, (ii) use commercially reasonable efforts to allow the Company or one of its subsidiaries to pursue any such opportunity for the benefit of the Company or one of its subsidiaries, and (iii) without the prior written consent of the Board, refrain from pursuing any such opportunity for the benefit of the Executive or any of his affiliates or refer any such opportunity to any other person.

(b)            Confidential Information.

(i)             The Executive shall not disclose either during his period of employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure is directly related to and required by the Executive’s performance in good faith of duties for the Company or its subsidiaries, or use any Confidential Information, directly or indirectly, for his own benefit or for the benefit of any person or entity other than the Company and its subsidiaries. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof; shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought; and shall assist the Company and such counsel in resisting or otherwise responding to such process.

(ii)            The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of his employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer media and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Subsidiaries which the Executive may then possess or have under his control.

(iii)          As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any of its subsidiaries in connection with their businesses, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any of its subsidiaries or any predecessors thereof (including those obtained prior to the date hereof) concerning (i) the business or affairs of the Company or any of its subsidiaries (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, (xv) marketing and pricing information, (xvi) supplier lists, and (xvii) all similar and related information in whatever form, all of which are confidential and may be proprietary and are owned or used by the Company or any of its subsidiaries. Such information shall hereinafter be called “Confidential Information” and shall include any and all items enumerated in the preceding sentence that are used, developed or obtained by the Company or any of its subsidiaries in connection with their businesses and of which the Executive is or becomes aware, whether discovered, conceived by, reduced to practice or developed by others or by the Executive alone or with others during the Period of Employment. Confidential Information does not include information that Executive can document has legally and properly entered the public domain through a source other than Executive and through no fault of Executive’s. Confidential Information will not be deemed to have legally and properly entered the public domain merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

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(c)            Ownership and Assignment of Work Product.

(i)            As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, marketing materials, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are created, conceived, developed, reduced to practice, contributed to, improved upon or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its subsidiaries, and whether or not alone or in conjunction with any other person) while employed by the Company or any of its subsidiaries or their respective predecessors (including those conceived, developed or made prior to the date hereof) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

(ii)            All Work Product that the Executive may have discovered, invented or originated during his employment by the Company or any of its subsidiaries or their respective predecessors prior to the date hereof, or that he may discover, invent or originate during his employment or prior to his termination date, shall be the exclusive property of the Company and its subsidiaries, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Subsidiaries, including all intellectual property rights therein.

(iii)           Executive shall promptly and fully disclose all Work Product to the Company. Executive shall take all requested actions and execute at the request of the Company all documents (including, but not limited to, any licenses or assignments) that the Company may deem necessary to protect, validate, perfect, maintain, enforce, record, patent or register any of its (or any of its subsidiaries’, as applicable) rights therein and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its subsidiaries’, as applicable) rights therein. If the Company is unable for any reason to secure the Executive’s signature on any document for this purpose, the Executive hereby appoints the Company and its duly authorized officers and agents as his attorney-in-fact to act for and on the Executive’s behalf and stead to execute any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s (and any of its subsidiaries’, as applicable) rights to any Work Product and to do all other lawfully permitted acts in connection with the foregoing.

(d)           Restriction on Competition. The Executive acknowledges and agrees that information, including the Confidential Information, the Executive has acquired and will acquire during the course of the Executive’s employment may enable the Executive to irreparably injure the Company if the Executive should engage in unfair competition. The purpose of the provisions of this Section 10(d) is to protect the Company from unfair loss of goodwill and to shield employees from pressure to use or disclose Confidential Information or to trade on the goodwill belonging to the Company. Therefore, in consideration of the receipt of the Confidential Information and the other compensation and benefits provided to the Executive and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows: the Executive acknowledges that, in the course of his employment with the Company, its subsidiaries and/or their predecessors (the “Protected Companies”), he has become familiar, or will become familiar, with the Protected Companies’ trade secrets and with other confidential and proprietary information concerning the Protected Companies and that his services have been and will be of special, unique and extraordinary value to the Protected Companies. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Protected Companies during the Restricted Period, it would be very difficult for the Executive not to rely on or use the Protected Companies’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Protected Companies’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Protected Companies’ relationships and goodwill with customers, during the Restricted Period, the Executive will not directly or indirectly through any other person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer or licensor of intellectual property. For purposes of this Agreement, “Restricted Area” means anywhere in the United States and elsewhere in the world where the Protected Companies engage in business, including, without limitation, jurisdictions where any of the Protected Companies reasonably anticipate engaging in business, on the termination date (provided that as of the termination date, to the knowledge of the Executive, such area has been discussed as a market that the Protected Companies reasonably contemplate engaging in within the twelve (12) month period following the termination date). For purposes of this Agreement, “Competing Business” means a person or entity that is engaged in designing, manufacturing, marketing, distributing or selling Company Products. For purposes of this Agreement, “Company Products” means those categories of products designed, manufactured, marketed, distributed or sold by the Company or any of its subsidiaries, or those categories of products which the Company or any of its subsidiaries has taken substantial steps to design, manufacture, market, distribute or sell. For purposes of this Agreement, “Restricted Period” means the period of employment through and including twelve (12) months after the termination date.

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Nothing herein shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation or other business entity which is publicly traded, so long as the Executive has no active participation in the business of such Person and does not have the right to elect or appoint a member to such Person’s board of directors or comparable governing body.

(e)            Non-Solicitation of Employees and Consultants. During the period of employment and for a period of twenty-four (24) months after the termination date, the Executive will not directly or indirectly through any other person or entity (a) induce or attempt to induce any employee or independent contractor of the Protected Companies to leave the employ or service, as applicable, of the Protected Companies, or in any way interfere with the relationship between the Protected Companies, on the one hand, and any employee or independent contractor thereof, on the other hand, or (b) hire any person who was an employee of the Protected Companies, in each case, until six (6) months after such individual’s employment relationship with the Protected Companies has been terminated; provided, however, that clause (a) shall not restrict general soliciting activity not specifically targeted at the Company or its subsidiaries (including the placement of general advertisements in trade media and the engagement of search firms that are not instructed to target the Company or its Subsidiaries); provided, further, that the foregoing proviso shall not allow the hiring of such persons.

(f)             Non-Solicitation of Customers. During the period of employment and for a period of twenty-four (24) months after the termination date, the Executive will not directly or indirectly through any other person or entity influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, ceding companies, associates, consultants, agents, or partners of the Protected Companies to divert their business away from the Protected Companies, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Protected Companies, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

(g)            Non-Disparagement. The Executive agrees that he will not at any time, during his employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person or entity that disparages, either professionally or personally, the Protected Companies or any of their past or present directors, officers, agents, attorneys, insurers, employees, stockholders, and successors. The Executive further agrees that he will not, at any time during his employment or for twenty four (24) months after the termination date, make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the Protected Companies or any of their equityholders.

(h)           Understanding of Covenants. The Executive represents and agrees that he (a) is familiar with and carefully considered the foregoing covenants set forth in this Section 10 (the “Restrictive Covenants”), (b) is fully aware of his obligations hereunder, (c) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (d) agrees that the Restrictive Covenants are necessary to protect the Protected Companies’ confidential and proprietary information, good will, stable workforce and customer relations, (e) agrees that the Restrictive Covenants were a material inducement for the Company to enter into this Agreement with the Executive, and (f) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth in this Section 10 regardless of whether the Executive is then entitled to receive severance pay or benefits from any of the Protected Companies. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Protected Companies, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent his from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Protected Companies disproportionate to the detriment of the Executive.

(i)             Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information and Work Product. Accordingly, without limiting the generality of this Section 10, the Executive agrees that a breach by the Executive of any of the Restrictive Covenants would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 10, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to seek specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 10, as the case may be, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 10, if and when final judgment of a court of competent jurisdiction is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the termination date, as determined pursuant to the foregoing provisions of this Section 10, shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

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11.           TAXES.

(a)            All payments to be made to and on behalf of the Executive under this Agreement will be subject to required withholding of federal, employment and excise taxes, and to related reporting requirements.

(b)            Limitation on Parachute Payments. In the event that the payment and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Section 11(b), would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's payments and benefits will be either:

(iv)          delivered in full, or

(v)           delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

If a reduction in severance and other payments and benefits constituting "parachute payments" is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted "contingent on a change in ownership or control" (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards, and (iv) reduction of employee benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not Deferred Payments and then with respect to amounts that are. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive's equity awards.

Any determination required under this Section 11(b) will be made in writing by the Company’s independent public accountants engaged by the Company for general audit purposes immediately prior to the Change in Control (the "Accountants"), whose good faith determination will be conclusive and binding upon Executive and the Company for all purposes. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or if such firm otherwise cannot perform the calculations, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 11(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

(c)            Section 409A. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with Section 409A and agrees to maintain, to the maximum extent practicable without violating Section 409A of the Code, the original intent and economic benefit to Executive of the applicable provision. The Company shall not accelerate the payment of any deferred compensation in violation of Section 409A of the Code and, to the extent required under Section 409A, the Company shall delay the payment of any deferred compensation for six months following Executive's termination of employment. When used in connection with any payments subject to Section 409A required to be made hereunder, the phrase "termination of employment" and correlative terms shall mean separation from service as defined in Section 409A. Unless such payments are otherwise exempt from Section 409A, any reimbursements or in-kind benefits provided under this Agreement shall be administered in accordance with Section 409A, such that: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (b) reimbursement of eligible expenses shall be made on or before December 31 of the year following the year in which the expense was incurred; (c) Executive's right to reimbursement or in-kind benefits shall not be subject to liquidation or to exchange for another benefit; and, (d) if the payment of any deferred compensation shall be payable at any time within a period that overlaps two calendar years, payment shall be made in the second of the two years. For purposes of Section 409A, Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

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12.           SURVIVAL.

Anything in Section 6 hereof to the contrary notwithstanding, the provisions of Section 7 through 14 shall survive the expiration or termination of this Agreement, regardless of the reasons therefor.

13.           NO CONFLICT: REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that (i) the information (written and oral) provided by the Executive to the Company in connection with obtaining employment with the Company or in connection with the Executive’s former employments, work history, circumstances of leaving former employments, and educational background, is true and complete, (ii) he has the legal capacity to execute and perform this Agreement, (iii) this Agreement is a valid and binding obligation of the Executive enforceable against him in accordance with its terms, (iv) the Executive’s execution, delivery or performance of this Agreement will not conflict with or result in a breach of any agreement, understanding, order, judgment or other obligation to which the Executive is a party or by which he may be bound, written or oral, and (v) the Executive is not subject to or bound by any covenant against competition, non-disclosure or confidentiality obligation, or any other agreement, order, judgment or other obligation, written or oral, which would conflict with, restrict or limit the performance of the services to be provided by him hereunder. The Executive agrees not to use, or disclose to anyone within the Company, at any time during his employment hereunder, any trade secrets or any confidential information of any other employer or other third party. Executive has provided to the Company a true copy of any non-competition obligation or agreement to which he may be subject.

14.           MISCELLANEOUS.

(a)            Notices. All notices hereunder shall be given in writing, by personal delivery, nationally-recognized overnight courier (such as UPS or Federal Express), or prepaid registered or certified mail, return receipt requested, to the addresses of the proper parties as set forth below:

TO THE EXECUTIVE:

Daniel R. Thompson

135 East Harmon Avenue, Suite 1905

Las Vegas, NV 89109

TO THE COMPANY:

Cardiff Lexington Corporation

401 East Las Olas Blvd., Suite 1400

Fort Lauderdale, FL 33301

Any notice given as set forth above will be deemed given on the business day sent when delivered by hand during normal business hours, on the business day after the business day sent if delivered by a nationally recognized overnight courier, or on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested.

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(b)            Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be wholly performed in that state without regard to its conflicts of law’s provisions or principles.

(c)            Jurisdiction. (i) In any suit, action or proceeding seeking to enforce any provision of this Agreement or for purposes of resolving any dispute arising out of or related to this Agreement, the Company and the Executive each hereby irrevocably consents to the exclusive jurisdiction of any federal court located in the State of Florida, Broward County, or any of the state courts of the State of Florida located in Broward County; (ii) the Company and the Executive each hereby waives, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, each of the Company and the Executive irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 14(a) above, shall be deemed effective service of process on such party in any such suit; action or proceeding; (iv) WAIVER OF JURY TRIAL: EACH OF THE COMPANY AND THE EXECUTIVE HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; and (v) Limitation on Damages: the parties agree that there will be no punitive damages payable as a result of or in connection with any claim, matter or breach under or related to this Agreement or the transactions contemplated by this Agreement, and each of the parties agrees not to request punitive damages. Notwithstanding the foregoing of this Section, each of the parties agrees that prior to commencing any claims for breach of this Agreement (except to pursue injunctive relief) to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Miami, Florida, Resolutions Center (or any successor location), pursuant to the procedures of JAMS Mediation Rules conducted in the State of Florida (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).

(d)            Headings. The Section headings contained in this Agreement are for convenience of reference only and are not intended to determine, limit or describe the scope or intent of any provision of this Agreement.

(e)            Number and Gender. Whenever in this Agreement the singular is used, it shall include the plural if the context so requires, and whenever the feminine gender is used in this Agreement, it shall be construed as if the masculine, feminine or neuter gender, respectively, has been used where the context so dictates, with the rest of the sentence being construed as if the grammatical and terminological changes thereby rendered necessary have been made.

(f)             Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between and among them respecting such subject matter.

(g)            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which taken together shall constitute one instrument.

(h)            Amendments. This Agreement may not be amended except by a writing executed by each of the parties to this Agreement.

(i)             No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board, No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

DANIEL R. THOMPSON	CARDIFF LEXINGTON CORPORATION

/s/ Daniel R. Thompson	By: /s/ Alex H. Cunningham

Name: Alex H. Cunningham

Date: July 15, 2020	Title: CEO

Date: July 15, 2020

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